Registration Statement No. 333-109863

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

POST-EFFECTIVE
AMENDMENT NO. 1
TO
FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

LONGS DRUG STORES CORPORATION
(Exact name of registrant as specified in charter)

Maryland	68-0048627
(State or other jurisdiction of	(IRS Employer Identification No.)
incorporation or organization)

141 North Civic Drive Walnut Creek, California	94596
(Address)	(Zip code)

  Longs Drug Stores Corporation
  Deferred Compensation Plan of 1995
(Full title of the plans)

Douglas A. Sgarro
Vice President and Secretary
LONGS DRUG STORES CORPORATION
141 North Civic Drive
Walnut Creek, California 94596
(Name and address of agent for service)

(925) 937-1170
 (Telephone number, including area code, of agent for service)

Copies to:

Louis L. Goldberg, Esq.
John D. Amorosi, Esq.
Davis Polk & Wardwell
450 Lexington Avenue
New York, New York 10017
Telephone: (212) 450-4000

EXPLANATORY NOTE
DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1, filed by Longs Drug Stores Corporation (“Longs”), relates to Longs’ Registration Statement on Form S-8 (No. 333-109863) (the “Registration Statement”), pursuant to which Longs registered the issuance of up to 6,650,000 shares of its Common Stock, $0.50 par value per share, issuable under the Longs Drug Stores California, Inc. Employee Savings and Profit Sharing Plan.

On October 30, 2008, pursuant to the Agreement and Plan of Merger, dated as of August 12, 2008, among Longs, CVS Caremark Corporation (“CVS”) and Blue MergerSub Corp., a wholly-owned subsidiary of CVS (“Acquisition”), Acquisition merged with and into Longs with Longs surviving as a wholly-owned subsidiary of CVS (the “Merger”).  The Merger became effective on October 30, 2008 by the filing of Articles of Merger with the Secretary of State of the State of Maryland.  As a result, Longs has terminated all offerings of its securities pursuant to the Registration Statement.  In accordance with undertakings made by Longs in the Registration Statement, Longs hereby removes from registration all securities under the Registration Statement which remained unsold as of the effective time of the Merger.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned thereunto duly authorized, in the City of Woonsocket, State of Rhode Island, on the 31st day of October, 2008.

Longs Drug Stores Corporation

By:	/s/ Douglas A. Sgarro
	Name:	Douglas A. Sgarro
	Title:	Vice President and Secretary

Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities held on the 31st day of October, 2008.

Signature	Title

/s/ David B. Rickard
David B. Rickard	President (Principal Executive Officer & Director)

/s/ David M. Denton
David M. Denton	Vice President, Chief Financial Officer and Treasurer (Principal Financial Officer & Director)

/s/ Douglas A. Sgarro
Douglas A. Sgarro	Vice President and Secretary (Director)